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                                                                    EXHIBIT 5.1


                         Opinion of Cooley Godward LLP


November 28, 2001
Global Sports, Inc.
1075 First Avenue
King of Prussia, PA 19406


Ladies and Gentlemen:

   We have acted as counsel for Global Sports, Inc., a Delaware corporation (the "Company"), in connection with the merger (the "Merger") contemplated by that certain Agreement and Plan of Merger and Reorganization, dated as of September 13, 2001, by and among the Company, Ruby Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company, and Ashford.com, Inc., a Delaware corporation. This opinion is being furnished in connection with the Registration Statement on Form S-4 (No. 333-71262), as amended (the "Registration Statement"), registering shares of the Company's common stock, par value $0.01 per share ("Common Stock"), to be issued in connection with the Merger.

   In rendering this opinion, we have examined the following documents: (i) the Company's Amended and Restated Certificate of Incorporation and Bylaws; (ii) the resolutions adopted by the Board of Directors of the Company with respect to the Merger on September 12, 2001; (iii) the Registration Statement; and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the below opinion.

   Based upon and subject to the foregoing, in our opinion, the shares of Common Stock which are being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

   We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."


                                          Very truly yours,

                                          Cooley Godward LLP

                                          By: /s/ David A. Lipkin
                                             __________________________________
                                          David A. Lipkin